CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 29, 2020, relating to the financial statements and financial highlights of Aptus Collared Income Opportunity ETF, Aptus Defined Risk ETF, Aptus Drawdown Managed Equity ETF (formerly known as Aptus Behavioral Momentum ETF), and Opus Small Cap Value ETF, each a series of ETF Series Solutions, for the year or period ended April 30, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Milwaukee, Wisconsin
August 27, 2020